EXHIBIT 5.1

Joshua D. Brinen Attorney at Law New York Office jbrinen@brinenlaw.com Member New York, New Jersey, Florida, California, Texas & Nevada Bar LL.M. in Taxation

March 1, 2018

Board of Directors

Sustinere Holdings, Inc.

14201 N. Hayden Road, Suite A-1

Scottsdale, AZ 85260.

Re:	Registration Statement on Form S-1 for Sustinere Holdings, Inc., a Nevada corporation (the "Company") Our File No.:

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of One Million Five Hundred Thousand (1,500,000) newly issued shares for public sale of the Company's common stock, $0.001 par value, to be sold by the issuer.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

1)	The Certificate of Incorporation of the Company;

2)	The Registration Statement and the Exhibits thereto; and

3)	Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

Brinen & Associates, LLC

March 1, 2018

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that (i) the 1,500,000 shares to be offered by the company will when sold be legally issued, fully paid and non-assessable, are and will be when sold in this offering be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of this registration statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Should you have any questions, please do not hesitate to contact me at the New York office or via electronic mail at jbrinen@brinenlaw.com.

Yours truly,

Brinen & Associates, LLC

Joshua D. Brinen